Exhibit 99.8

Management’s Discussion and Analysis of Financial Condition and Results of Operations of the International Operations

We did not acquire Ally’s auto finance and financial service operations in Europe and Latin America until April 1, 2013. Accordingly, the financial and operating results for the operations we acquired are not included in our quarterly operating results as of and for the quarter ended March 31, 2013 and the assets and liabilities of the operations we acquired are not included in our balance sheet as of March 31, 2013.

Presentation and Analysis of Results

This Management’s Discussion and Analysis should be read in conjunction with the consolidated financial statements and the accompanying notes included elsewhere in this Offering Memorandum. The results of operations are presented for two periods: fiscal 2012 and 2011.

Results of Operations

Year Ended December 31, 2012 as compared to Year Ended December 31, 2011

Finance Receivables

A summary of our consumer finance receivables is as follows (in millions):

Years Ended December 31,	2012	2011
Balance at beginning of period	$9,376	$9,333
Loans purchased	6,101	6,408
Charge-offs	(157)	(121)
Principal collections	(4,840)	(5,616)
Changes in foreign currency exchange spot rates	(14)	(628)

Balance at end of period	$10,466	$9,376

The average new loan size decreased to $14,567 for fiscal 2012 from $15,945 for fiscal 2011 primarily driven by weaker foreign currencies against the US dollar. This decrease in the average loan size caused the dollar amount of loans purchased to decrease year over year.

A summary of our commercial finance receivables is as follows (in millions):

Years Ended December 31,	2012	2011
Balance at beginning of period	$4,799	$4,400
Loans funded	30,222	33,983
Charge-offs	(2)	(4)
Principal collections	(30,362)	(33,350)
Changes in foreign currency exchange spot rates	105	(230)

Balance at end of period	$4,762	$4,799

Average Earning Assets

Average earning assets are as follows (in millions):

Years Ended December 31,	2012	2011
Average consumer finance receivables	$10,025	$9,574
Average commercial finance receivables	4,451	4,624

Average finance receivables	$14,476	$14,197

Financing Revenue

Financing revenue and other interest income

Financing revenue and other interest income decreased to $1,599 million for fiscal 2012 from $1,717 million for fiscal 2011 primarily due to a decrease in earnings on the consumer loan portfolio due to a lower effective yield as well as a weakening foreign exchange rate against the US dollar. The effective yield on our consumer finance receivables was 11.9% for fiscal 2012 compared to 12.4% for fiscal 2011 as a result of a reduction in benchmark rates that drove the rates we passed through to consumers lower. The effective yield represents finance charges and fees recorded in earnings during the period as a percentage of average consumer finance receivables.

Income from equity method investee

The income from equity method investee is related to our joint venture in China, GMAC-SAIC Automotive Finance Company Limited (GMAC-SAIC), in which we have a 40% ownership percentage. The $16 million increase for fiscal year 2012 from fiscal year 2011 was driven by ongoing growth in the demand for automotive vehicles and related financial services in China.

Other income, net of losses

Other income, net of losses decreased to $154 million in fiscal 2012 from $192 million in fiscal 2011 primarily due to a decrease in service fees charged in connection with run off of the full service leasing business.

Costs and Expenses

Noninterest expense

Noninterest expense consists of the following (in millions):

Years Ended December 31,	2012	2011
Compensation and benefits expense	$153	$153
Other operating expenses	403	454

Total noninterest expense	$556	$607

Compensation and benefits expense was flat overall year over year. Increased headcount to support origination structure and new lending programs resulted in higher compensation and benefits expense by $12 million for fiscal 2012 which was offset by the impact of foreign currency exchange rates. Compensation and benefits expense represented 27.5% and 25.2% of total noninterest expenses for fiscal 2012 and 2011, respectively.

Other operating expenses decreased primarily due movements in foreign currency exchange rates as well as lower servicing expenses primarily due to run-off of the full service leasing portfolio.

Total Noninterest expenses as a percentage of average earning assets were 3.6% and 4.1% for fiscal 2012 and 2011, respectively. The improvement resulted from the ability to maintain costs at prior year levels while growing average earning assets.

Provision for Loan Losses

Provisions for finance receivable loan losses are charged to income to bring our allowance for loan losses to a level which management considers adequate to absorb probable credit losses inherent in the portfolio of finance receivables. The provision for loan losses recorded for fiscal 2012 and 2011 reflect inherent losses on receivables originated during the periods and changes in the amount of inherent losses on receivables originated in prior periods. The provision for loan losses increased to $86 million for fiscal 2012 from $66 million for fiscal 2011 as a result of the increase in the size of the consumer finance receivables portfolio and as the result of an increase in expected losses in Brazil. As a percentage of average finance receivables, the provision for loan losses was 0.6% for fiscal 2012 compared to 0.5% for fiscal 2011.

Interest Expense

Interest expense decreased to $757 million for fiscal 2012 from $836 million for fiscal 2011. The decrease was primarily as a result of movement in foreign-currency exchange rates and a reduction in our effective rate of interest expense, offset by higher borrowing levels. Our effective rate of interest expense on our debt was 6.4% for fiscal 2012 compared to 7.3% for fiscal 2011. The effective rate decreased as a result of a reduction in the benchmark rates and the improvement of credit spreads on secured debt.

Income tax expense

Income tax expense decreased to $45 million for fiscal 2012 from $88 million for fiscal 2011. This decrease was primarily attributable to the release of a deferred tax valuation allowance for Italy.

Other Comprehensive Income (Loss)

Other comprehensive income (loss) consisted of the following (in millions):

Years Ended December 31,	2012	2011
Foreign currency translation adjustment	$69	$(196)
Net (losses) gains and prior service costs	(31)	10
Income tax benefit (provision)	9	(3)

	$47	$(189)

Foreign Currency Translation Adjustment

Foreign currency translation adjustment gains (losses) of $69 million and $(196) million for fiscal 2012 and 2011, respectively, were included in other comprehensive income (loss). The translation adjustment is due to the change in the value of our foreign currency denominated assets related to the change in the U.S. dollar to foreign conversion rates during the year.

Net (losses) gains and prior service costs

Net (losses) gains and prior service costs were primarily impacted by changes in actuarial assumptions made for the defined benefit plans.

Credit Quality

Consumer Finance Receivables

The consumer portfolio contains a large portion of loans to prime borrowers, thus we anticipate a lower level of delinquencies and charge-offs than with the consumer loans in the North American segment.

The following tables present certain data related to the consumer finance receivables portfolio (dollars in millions):

	December 31, 2012	December 31, 2011
Consumer finance receivables	$10,466	$9,376
Less: allowance for loan losses	(155)	(138)

Total consumer finance receivables, net	$10,311	$9,238

Number of outstanding contracts	1,040,904	974,864

Average amount of outstanding contract (in dollars)(a)	$10,055	$9,618

Allowance for loan losses as a percentage of consumer finance receivables	1.5%	1.5%

(a)	Average amount of outstanding contract consists of consumer finance receivables divided by number of outstanding contracts.

Delinquency

The following is a summary of consumer finance receivables (based upon contractual amount due, which is not materially different than recorded investment) that are (i) more than 30 days delinquent, but not yet in repossession and (ii) in repossession, but not yet charged-off (dollars in millions):

	December 31, 2012		December 31, 2011
	Amount	Percent of Contractual Amount Due	Amount	Percent of Contractual Amount Due
Delinquent contracts:
31 to 60 days	$97	0.9%	$88	0.9%
Greater-than-60 days	124	1.2	101	1.0

	221	2.1	189	1.9
In repossession	6	0.1	5	0.1

	$227	2.2%	$194	2.1%

An account is considered delinquent when a contractually scheduled payment has not been received by the date such payment was due. Delinquencies may vary from period to period based upon the average age or seasoning of the portfolio, seasonality within the calendar year and economic factors.

Commercial Finance Receivables

The following table presents a summary of the consumer finance receivables that are more than 30 days delinquent (dollars in millions):

	December 31, 2012		December 31, 2011
	Amount	Percent of Contractual Amount Due	Amount	Percent of Contractual Amount Due
Delinquent contracts:
31 to 60 days		0.0%		0.0%
Greater-than-60 days	$69	1.4%	$118	2.5%

Total:	$69	1.4%	$118	2.5%

Impaired loans

Loans are considered impaired when it is determined to be probable that we will be unable to collect all amounts due according to the terms of the loan agreement. The following table presents information about our commercial impaired finance receivables and loans recorded at historical cost at December 31, 2012 and 2011 (dollars in millions):

	Unpaid principal balance	Carrying value before allowance	Impaired with no allowance	Impaired with an allowance	Allowance for impaired loans
2012	$69	$69	$20	$49	$7
2011	118	118	32	86	18

The following table presents average balance and interest income for our impaired commercial finance receivables and loans years ended December 31, 2012 and 2011 (dollars in millions):

	2012		2011
	Average balance	Interest income	Average balance	Interest income
Commercial	$58	$3	$110	$9

Liquidity and Capital Resources of the International Operations

The international operations had available cash and cash equivalents for daily operations of $888 million and $447 million as of December 31, 2012 and 2011, respectively.

The international operations utilizes both committed and uncommitted credit facilities. The financial institutions that provide the uncommitted facilities are not contractually obligated to advance funds under them. The total capacity in the committed funding facilities is provided by banks and other financial institutions through private transactions. The committed secured funding facilities can be revolving in nature and allow for additional funding during the commitment period, or they can be amortizing and do not allow for any further funding after the closing date. At December 31, 2012, the international operations had $9.5 billion of committed secured funding, of which $5.4 billion was revolving.

Excluding facilities with Ally, a summary of the international operations funding facilities as of December 31, 2012 is as follows (in billions):

Committed Funding Facilities

	Outstanding		Unused capacity(a)		Total capacity
December 31, ($ in billions)	2012	2011	2012	2011	2012	2011
Unsecured	$0.1	$0.1			$0.1	$0.1
Secured(b)	5.7	5.8	$1.9	$2.5	7.6	8.3

Total committed facilities	$5.8	$5.9	$1.9	$2.5	$7.7	$8.4

(a)	Funding from committed secured facilities is available on request in the event excess collateral resides in certain facilities or is available to the extent incremental collateral is available and contributed to the facilities.
(b)	Total unused capacity includes $0.4 billion as of December 31, 2012, and $1.8 billion as of December 31, 2011, from certain committed funding arrangements that are generally reliant upon the origination of future automotive receivables and that are available in 2013.

Uncommitted Funding Facilities

	Outstanding		Unused capacity		Total capacity
December 31, ($ in billions)	2012	2011	2012	2011	2012	2011
Unsecured	$2.1	$1.9	$0.4	$0.5	$2.5	$2.4
Secured	0.1	0.1	0.1	0.1	0.2	0.2

Total uncommitted facilities	$2.2	$2.0	$0.5	$0.6	$2.7	$2.6

Interest Rate and Foreign Currency Risk of the International Operations

Interest Rate Risk

We execute interest rate swaps to modify our exposure to interest rate risk by converting certain fixed-rate instruments to a variable-rate and certain variable-rate instruments to a fixed rate. We monitor our mix of fixed- and variable-rate debt in relation to the rate profile of our assets. When it is cost-effective to do so, we may enter into interest rate swaps to achieve our desired mix of fixed- and variable-rate debt.

We enter into economic hedges to mitigate exposure for the following categories:

•

Debt—We do not apply hedge accounting to our derivative portfolio held to mitigate interest rate risk associated with our debt portfolio. Typically, the significant terms of the interest rate swaps match the significant terms of the underlying debt resulting in an effective conversion of the rate of the related debt.

•	Other—We enter into interest rate swaps to economically hedge our net fixed versus variable interest rate exposure.

Foreign Currency Risk

We enter into derivative financial instruments to mitigate the risk associated with variability in cash flows related to foreign-currency financial instruments. Currency swaps are used to economically hedge foreign exchange exposure on foreign-currency-denominated debt by converting the funding currency to the same currency of the assets being financed. Similar to our interest rate derivatives, the swaps are generally entered into or traded concurrent with the debt issuance with the terms of the swap matching the terms of the underlying debt.

We have not elected to treat any foreign-currency derivatives as hedges for accounting purposes principally because the changes in the fair values of the foreign-currency swaps are substantially offset by the foreign-currency revaluation gains and losses of the underlying assets and liabilities.

	December 31, 2012			December 31, 2011
	Derivative Contracts in a			Derivative Contracts in a
(In millions)	Receivable Position	Payable Position	Notional Amount	Receivable Position	Payable Position	Notional Amount
Economic hedges Interest rate risk
Debt	$21	$29	$6,174	$13	$20	$7,565
Other		1	990		13	971

Total interest rate risk	$21	$30	$7,164	$13	$33	$8,536
Foreign exchange risk		18	471

Total economic hedges	$21	$48	$7,635	$13	$33	$8,536